Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2022 and Announces Increase in Total Dividends to $0.58 per share for the Quarter Ended March 31, 2023
CSWC Reports Pre-Tax Net Investment Income of $0.60 Per Share for Quarter Ended December 31, 2022
Dallas, Texas – January 30, 2023 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2022.
Third Quarter Fiscal Year 2023 Financial Highlights
•Total Investment Portfolio: $1.2 billion
◦Credit Portfolio of $990.3 million:
▪96% 1st Lien Senior Secured Debt
▪$160.5 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 12.0%
▪Current non-accruals with a fair value of $3.8 million, representing 0.3% of the total investment portfolio
◦Equity Portfolio of $112.1 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$3.6 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $47.6 million at fair value
▪I-45 SLF portfolio of $161.0 million
•Portfolio consists of 39 issuers: 94% 1st Lien Debt
▪$104.0 million of debt outstanding at I-45 SLF as of December 31, 2022
•I-45 SLF fund leverage of 1.75x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.9 million quarterly dividend to CSWC; an annualized yield of 16.0%
•Pre-Tax Net Investment Income: $18.7 million, or $0.60 per weighted average share outstanding
•Dividends: Paid $0.52 per share Regular Dividend and $0.05 per share Supplemental Dividend
◦108% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended December 31, 2022 of $0.57 per share
◦Undistributed Taxable Income at quarter end estimated at $0.34 per share

•Net Realized and Unrealized Depreciation: $16.4 million
◦Net realized and unrealized depreciation on investments of $13.0 million or (1.1%) of total portfolio at fair value
▪$8.5 million of net depreciation related to the credit portfolio
▪$3.3 million of net depreciation related to I-45 SLF
▪$1.2 million of net depreciation related to the equity portfolio
◦Net unrealized depreciation related to deferred tax associated with the Taxable Subsidiary of $3.4 million
•Balance Sheet:
◦Cash and Cash Equivalents: $21.7 million
◦Total Net Assets: $561.5 million
◦Net Asset Value (“NAV”) per Share: $16.25

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.60 of Pre-Tax Net Investment Income. Deal activity remained strong, as we closed new commitments of approximately $164 million during the quarter. On the capitalization front, we continued to programmatically raise equity through both our equity ATM program and an underwritten public equity offering, raising $104.3 million in gross proceeds at 109% of the prevailing NAV per share during the quarter. Over the past twelve months, we have raised over $203 million in equity capital and reduced our regulatory leverage from 1.23x to 0.91x as of the current quarter end. Finally, in consideration of the performance of our portfolio, improvements in our operating leverage, and rising market interest rates, the Board of Directors has declared an increase in our regular quarterly dividend to $0.53 per share. Based on the strength of our balance sheet, liquidity position, leverage profile, and the current interest rate environment, we feel confident in our ability to continue to grow Pre-Tax Net Investment Income. In addition, given the excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.05 per share for the March quarter. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages. Future supplemental dividends will also continue to be supported by realizations in our equity co-investment portfolio.”

Third Quarter Fiscal Year Investment Activities
Originations
During the quarter ended December 31, 2022, the Company originated $164.0 million in new commitments, consisting of investments in five new portfolio companies totaling $122.4 million and add-on commitments in twelve portfolio companies totaling $41.6 million. New portfolio company investment transactions that closed during the quarter ended December 31, 2022 are summarized as follows:
Gains Intermediate, LLC, $15.0 million 1st Lien Senior Secured Debt, $17.0 million Delayed Draw Term Loan, $2.5 million Revolving Loan: Gains Intermediate is a provider of both tech-enabled education and coaching services to business owners and professionals in the gym industry and a marketer of premium supplement products.
FM Sylvan, Inc., $15.0 million 1st Lien Senior Secured Debt, $10.0 million Revolving Loan: FM Sylvan is a mechanical contractor offering a comprehensive suite of services including pipe fabrication and installation, millwright and rigging, electrical and general contracting services and boiler/chiller installation and repair.
Exact Borrower, LLC, $18.9 million 1st Lien Senior Secured Debt, $2.5 million Delayed Draw Term Loan, $2.5 million Revolving Loan, $0.4 million Promissory Note, $0.6 million Common Equity: Exact Borrower is a software-enabled, digital performance marketing agency focused on providing large average order value sales leads of high intent consumers.
New Skinny Mixes, LLC, $13.0 million 1st Lien Senior Secured Debt, $4.0 million Revolving Loan, $3.0 million Delayed Draw Term Loan: New Skinny Mixes is a branded provider of zero and low-calorie flavoring syrups for coffee and cocktail mixes.

Acacia BuyerCo V LLC, $5.0 million 1st Lien Senior Secured Debt, $10.0 million Delayed Draw Term Loan, $2.0 million Revolving Loan, $1.0 million Common Equity: Acacia BuyerCo is an Atlassian Platinum and Enterprise Solution Partner that delivers a comprehensive suite of services that enable its customers to adopt, maintain and optimize their Atlassian toolsets.
Prepayments and Exits
During the quarter ended December 31, 2022, the Company received full prepayment on one debt investment totaling $11.5 million and proceeds from the sale of one equity investment totaling $0.9 million.
Blaschak Anthracite Corporation: Proceeds of $11.5 million, generating an IRR of 17.3%.
California Pizza Kitchen, Inc.: Proceeds of $0.9 million; inclusive of previously exited debt investment, generated a cumulative IRR of (3.1)%.

Third Fiscal Quarter 2023 Operating Results
For the quarter ended December 31, 2022, Capital Southwest reported total investment income of $32.8 million, compared to $26.8 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield on investments.
For the quarter ended December 31, 2022, total operating expenses (excluding interest expense) were $6.2 million, compared to $5.2 million in the prior quarter. The increase in expenses was primarily attributable to an increase in accrued bonus compensation in the current quarter.
For the quarter ended December 31, 2022, interest expense was $7.9 million as compared to $6.6 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the quarter ended December 31, 2022, total pre-tax net investment income was $18.7 million, compared to $15.0 million in the prior quarter.
During the quarter ended December 31, 2022, Capital Southwest recorded total net realized and unrealized losses on investments of $16.4 million, compared to $5.0 million in the prior quarter. For the quarter ended December 31, 2022, this included net realized and unrealized losses on debt investments of $8.5 million, net unrealized losses on I-45 SLF of $3.3 million, net realized and unrealized losses on equity investments of $1.2 million, and $3.4 million of net unrealized depreciation related to deferred tax associated with the Taxable Subsidiary. The net increase in net assets resulting from operations was $2.9 million for the quarter, compared to $9.5 million in the prior quarter.
The Company’s NAV at December 31, 2022 was $16.25 per share, as compared to $16.53 at September 30, 2022. The decrease in NAV per share from the prior quarter is primarily due to net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through both an underwritten public equity offering and the Equity ATM Program (as described below).

Liquidity and Capital Resources
At December 31, 2022, Capital Southwest had approximately $21.7 million in unrestricted cash and money market balances, $225.0 million of total debt outstanding on the Credit Facility (as defined below), $139.0 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $147.1 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026 and $100.6 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of December 31, 2022, Capital Southwest had $174.4 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 0.91 to 1.
On November 17, 2022, the Company completed an underwritten public equity offering of 2,534,436 shares of common stock, including shares issuable pursuant to the underwriters' option to purchase additional shares, at a public offering price of $18.15 per share, raising $46.0 million of gross proceeds. Net proceeds were $44.1 million after deducting underwriting discounts and offering expenses.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to

$100,000,000. On May 26, 2021, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $250,000,000 from $100,000,000 and (ii) reduced the commission paid to the sales agents for the Equity ATM Program to 1.5% from 2.0% of the gross sales price of shares of the Company's common stock sold through the sales agents pursuant to the Equity ATM Program on and after May 26, 2021. On August 2, 2022, the Company increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $650,000,000 from $250,000,000.
During the quarter ended December 31, 2022, the Company sold 3,264,878 shares of its common stock under the Equity ATM Program at a weighted-average price of $17.86 per share, raising $58.3 million of gross proceeds. Net proceeds were $57.4 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 15,087,106 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.91, raising $315.5 million of gross proceeds. Net proceeds were $310.3 million after commissions to the sales agents on shares sold. As of December 31, 2022, the Company has $334.5 million available under the Equity ATM Program.
In August 2016, CSWC entered into a senior secured credit facility (the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. The Credit Facility contains an accordion feature that allows CSWC to increase the total commitments under the Credit Facility up to $400 million from new and existing lenders on the same terms and conditions as the existing commitments. On August 9, 2021, CSWC entered into the Second Amended and Restated Senior Secured Revolving Credit Agreement (as amended or otherwise modified from time to time, the "Credit Agreement"). Prior to the Credit Agreement, (1) borrowings under the Credit Facility accrued interest on a per annum basis at a rate equal to the applicable LIBOR rate plus 2.50% with no LIBOR floor, and (2) the total borrowing capacity was $340 million with commitments from a diversified group of eleven lenders. The Credit Agreement (1) decreased the total borrowing capacity under the Credit Facility to $335 million with commitments from a diversified group of ten lenders, (2) reduced the interest rate on borrowings to LIBOR plus 2.15% with no LIBOR floor and removed conditions related thereto as previously set forth in the Amended and Restated Senior Secured Revolving Credit Agreement, and (3) extended the end of the Credit Facility's revolver period from December 21, 2022 to August 9, 2025 and extended the final maturity from December 21, 2023 to August 9, 2026. The Credit Agreement also modified certain covenants in the Credit Facility, including, among other things, to increase the minimum obligors’ net worth test from $180 million to $200 million. CSWC pays unused commitment fees of 0.50% to 1.00% per annum, based on utilization, on the unused lender commitments under the Credit Facility.
On May 11, 2022, CSWC entered into Amendment No. 2 (the "Amendment") to the Credit Agreement. The Amendment changed the benchmark interest rate from LIBOR to Term SOFR. In addition, on May 11, 2022, CSWC entered into an Incremental Commitment Agreement, pursuant to which the total commitments under the Credit Agreement increased from $335 million to $380 million.
On November 16, 2022, CSWC entered into an Incremental Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $20 million, which increased total commitments from $380 million to $400 million. The $20 million increase was provided by one existing lender and one new lender, bringing the total bank syndicate to eleven participants.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the SBA to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. On November 22, 2022, SBIC I received an additional leverage commitment in the amount of $50 million to be issued on or prior to September 30, 2027, bringing total leverage commitments from the SBA to $130 million.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. The I-45 credit facility has total commitments outstanding of $150 million from a group of four bank lenders, which is scheduled to mature in March 2026. Borrowings under the I-45 credit facility bear interest at a rate equal to LIBOR plus 2.15%. As of December 31, 2022, I-45 SLF had $104.0 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended December 31, 2022, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.53 Per Share and Supplemental Dividend of $0.05 Per Share for Quarter Ended March 31, 2023

On January 25, 2023, the Board declared a total dividend of $0.58 per share for the quarter ended March 31, 2023, comprised of a Regular Dividend of $0.53 per share and a Supplemental Dividend of $0.05 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.53
Ex-Dividend Date: March 14, 2023
Record Date: March 15, 2023
Payment Date: March 31, 2023

Supplemental Dividend

Amount Per Share: $0.05
Ex-Dividend Date: March 14, 2023
Record Date: March 15, 2023
Payment Date: March 31, 2023

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2023 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, January 31, 2023, at 11:00 a.m. Eastern Time to discuss the third quarter 2023 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/uyyuatbv.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2022 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2023 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.2 billion in investments at fair value as of December 31, 2022. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial condition, the timing, form and amount of any distributions or supplemental dividends in the future, our ability to grow pre-tax net investment income, and our ability to realize gains from our equity investments. Capital Southwest's board of directors has not yet declared any supplemental dividends for subsequent quarters and would only do so, in its sole discretion. No assurance can be provided that any future supplemental dividends will be declared by Capital Southwest's board of directors. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; the impact of the rising interest rate environment on Capital Southwest's business and its portfolio companies; the impact of supply chain constraints and labor difficulties on Capital Southwest's portfolio companies; elevated levels of inflation and its impact on Capital Southwest's portfolio companies and the industries in which it invests; regulatory changes; tax treatment and general economic and business conditions; our ability to operate our wholly owned subsidiary, SBIC I, as an SBIC; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; and the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2022 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2022	2022
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $907,535 and $721,392, respectively)	$929,089	$747,132
Affiliate investments (Cost: $176,177 and $140,911, respectively)	173,332	131,879
Control investments (Cost: $76,000 and $76,000, respectively)	47,625	57,603
Total investments (Cost: $1,159,712 and $938,303, respectively)	1,150,046	936,614
Cash and cash equivalents	21,686	11,431
Receivables:
Dividends and interest	16,352	12,106
Escrow	362	1,344
Other	3,203	2,238
Income tax receivable	238	158
Debt issuance costs (net of accumulated amortization of $5,364 and $4,573, respectively)	3,996	4,038
Other assets	6,274	6,028
Total assets	$1,202,157	$973,957

Liabilities
SBA Debentures (Par value: $104,000 and $40,000, respectively)	$100,582	$38,352
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	138,967	138,714
October 2026 Notes (Par value: $150,000 and $150,000, respectively)	147,078	146,522
Credit facility	225,000	205,000
Other liabilities	14,568	14,808
Accrued restoration plan liability	2,639	2,707
Income tax payable	409	1,240
Deferred tax liability	11,427	5,747
Total liabilities	640,670	553,090

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 36,898,546 shares at December 31, 2022 and 27,298,032 shares at March 31, 2022	9,225	6,825
Additional paid-in capital	616,590	448,235
Total distributable (loss) earnings	(40,391)	(10,256)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	561,487	420,867
Total liabilities and net assets	$1,202,157	$973,957
Net asset value per share (34,559,034 shares outstanding at December 31, 2022 and 24,958,520 shares outstanding at March 31, 2022)	$16.25	$16.86

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Investment income:
Interest income:
Non-control/Non-affiliate investments	$24,411	$14,805	$59,791	$42,873
Affiliate investments	3,228	2,116	8,227	4,774
Payment-in-kind interest income:
Non-control/Non-affiliate investments	830	614	1,796	1,717
Affiliate investments	671	200	1,776	951
Dividend income:
Non-control/Non-affiliate investments	478	—	1,555	1,570
Affiliate investments	—	9	101	9
Control investments	1,904	1,705	5,439	4,862
Fee income:
Non-control/Non-affiliate investments	1,067	2,591	2,924	4,005
Affiliate investments	110	267	362	413
Control investments	25	—	75	—
Other income	42	4	62	12
Total investment income	32,766	22,311	82,108	61,186
Operating expenses:
Compensation	3,381	3,353	7,177	7,083
Share-based compensation	992	849	2,873	2,848
Interest	7,937	4,655	20,050	15,015
Professional fees	666	607	2,325	1,956
General and administrative	1,111	1,010	3,396	2,968
Total operating expenses	14,087	10,474	35,821	29,870
Income before taxes	18,679	11,837	46,287	31,316
Federal income, excise and other taxes	217	68	468	283
Deferred taxes	(963)	(130)	(488)	365
Total income tax (benefit) provision	(746)	(62)	(20)	648
Net investment income	$19,425	$11,899	$46,307	$30,668
Realized (loss) gain
Non-control/Non-affiliate investments	$(6,267)	$4,017	$(6,114)	$6,561
Affiliate investments	(4,724)	140	(11,027)	140
Income tax (provision) benefit	(95)	(1,442)	(260)	(1,442)
Total net realized (loss) gain on investments, net of tax	(11,086)	2,715	(17,401)	5,259
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(2,244)	3,165	(4,186)	12,558
Affiliate investments	3,563	(3,849)	6,187	(4,700)
Control investments	(3,272)	(2,049)	(9,978)	(2,769)
Income tax (provision) benefit	(3,437)	679	(6,012)	(783)
Total net unrealized (depreciation) appreciation on investments, net of tax	(5,390)	(2,054)	(13,989)	4,306
Net realized and unrealized (losses) gains on investments	(16,476)	661	(31,390)	9,565
Realized loss on extinguishment of debt	—	—	—	(17,087)
Net increase (decrease) in net assets from operations	$2,949	$12,560	$14,917	$23,146

Pre-tax net investment income per share - basic and diluted	$0.60	$0.51	$1.64	$1.40
Net investment income per share – basic and diluted	$0.62	$0.51	$1.64	$1.37
Net increase (decrease) in net assets from operations – basic and diluted	$0.09	$0.54	$0.53	$1.03
Weighted average shares outstanding – basic and diluted	31,381,360	23,432,522	28,304,309	22,393,935